EXHIBIT 99.1

This is an excerpt taken from the Question and Answer session that was conducted at the Annual Shareholders Meeting of Analysts International Corporation on May 28, 2003:

Q.                                    What percentage of revenue do you expect to derive from the Majesco relationship, this being in 2004?

A.                                   2004.  I think we would probably be looking at probably 7 or 8 percent of the revenue, you know, based on $400 million in revenue is probably conservative but I think that’s what we probably plan on at the start of the year.